UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 7, 2017
DASAN ZHONE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On February 7, 2017, DASAN Zhone Solutions, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 minimum per share bid price required for continued inclusion on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2). This notification has no effect on the listing of the Company’s common stock at this time.
In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Nasdaq letter, or until August 7, 2017, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days. Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If the Company does not regain compliance by August 7, 2017, Nasdaq will provide written notification to the Company that the Company’s common stock will be delisted. At that time, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse split, if necessary. If the Company elects to apply for the extension and the requirements are met, the Company will be granted an additional 180 calendar days. Alternatively, if the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then have the right to appeal the delisting determination to a Nasdaq Hearings Panel (the “Panel”).
As previously reported, on September 12, 2016, the Company received a letter from Nasdaq notifying the Company that, because the Company did not satisfy Nasdaq’s initial listing standard requiring a minimum bid price of $4 per share (or a minimum closing price of $3 per share for five consecutive trading days or $2 per share for 90 consecutive trading days) at the closing of the acquisition of Dasan Network Solutions, Inc., the Company’s common stock would be subject to delisting unless the Company timely requested a hearing before the Panel. On November 8, 2016, the Company received a letter from Nasdaq stating that the Panel had granted the Company’s request for continued listing on Nasdaq, subject to the Company evidencing compliance with the initial listing minimum bid or closing price requirement by March 13, 2017.
The Company expects to complete a reverse stock split in a ratio sufficient to comply with the Nasdaq initial listing minimum bid or closing price requirement by March 13, 2017, and to regain compliance with the Nasdaq continued listing minimum bid price requirement.

Although the Company intends to resolve these deficiencies and regain compliance with both the Nasdaq initial listing minimum bid or closing price requirement and the Nasdaq continued listing minimum bid price requirement, there can be no assurance that the Company will be able to regain compliance during the applicable compliance period. Delisting from the Nasdaq Capital Market could have a material adverse effect on the Company’s business and on the trading of its common stock.
Cautionary Note Regarding Forward Looking Statements: This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Company’s compliance with initial listing and continued listing minimum bid or closing price requirements and the consequences of delisting of the Company’s common stock from the Nasdaq Capital Market. The Company uses words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those identified in the Company’s other filings with the Securities and Exchange Commission (the “SEC”). Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this Current Report on Form 8-K speaks only as of the date of this report and the Company assumes no obligation to update any forward-looking statements for any reason.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2017	DASAN Zhone Solutions, Inc.

	By:	/s/ KIRK MISAKA
Kirk Misaka
Chief Financial Officer